Antares Pharma, Inc. 707 Eagleview Blvd., Suite 414 Exton, PA 19341

FOR IMMEDIATE RELEASE	AMEX: AIS

ANTARES PHARMA ANNOUNCES LICENSING AGREEMENT WITH TEVA AFFILIATE

Includes Exclusive Supply and Development Agreement

EXTON, Pennsylvania (November 29, 2005) Antares Pharma, Inc. (AMEX: AIS) today announced having signed an agreement with an affiliate of Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) for Antares injection devices. Under the terms of the agreement, the affiliate is obligated to purchase all of its delivery device requirements from Antares for an undisclosed product to be marketed in the United States only. Antares will receive an upfront cash payment, milestone fees and a negotiated percentage of the gross profit. Teva received an option for rights in other territories and has purchased 400,000 shares of Antares common stock at the per share price of $1.25.

Jack E. Stover, President and CEO of Antares Pharma, said, “This agreement represents an important milestone for Antares’ injection devices, providing further validation of the benefits offered by our proprietary technology platforms. We are very pleased to have the opportunity to work with, and supply injection devices to, Teva’s affiliate.” He added, “We believe that our injectors offer compelling patient benefits versus conventional injection systems, which we think will differentiate our product from others currently available, and add value to a wide range of injectable generic and proprietary pharmaceutical products.”

Antares’ portfolio of injection devices includes the Vibex™ mini-needle injectors, and the Medi-Jector Vision® and Medi-Jector Valeo™ needle-free injection systems. The Vibex™ mini-needle injectors utilize a very short 2.5 mm needle to reduce the pain sensation and avoid the unintended intra-muscular injections that can occur with conventional needle-based injection systems, such as auto-injectors and pen-injectors, and are protected by four issued United States patents and several additional patent applications. The Company’s needle-free injectors are currently marketed for insulin delivery in the treatment of diabetes, and through pharmaceutical licensees for growth hormone delivery in the treatment of short stature in children. Antares Pharma has been a leader in the field of needle-free injection for over 25 years, and its Medi-Jector® needle-free injection devices are distributed in more than 30 countries.

About Antares Pharma

Antares Pharma is a specialized pharma product development company with patented drug delivery systems and injectable device engineering capabilities. Antares’ current technology platforms include its ATD™ Advanced Transdermal Delivery system, Easy Tec™ oral fast-melt technology, and subcutaneous injection technology platforms including both Vibex™ disposable mini-needle injection device and Valeo™ / Vision® reusable needle-free injection devices. Antares Pharma is committed to leveraging its multiple drug delivery platforms to add value to existing drugs and to create new pharmaceutical products and injectable devices. Overall, Antares’ product pipeline will address unmet medical needs by reducing side effect profiles, improving safety, increasing effectiveness, and improving patient compliance and convenience.

Antares has active partnering programs with several pharmaceutical and distribution companies for a number of indications and applications, including diabetes, growth disorders, obesity, female sexual dysfunction and other hormone therapy. Its needle-free injector system is distributed in more than 30 countries for the administration of insulin and is marketed for use with human growth hormone through licensees in most major regions of the world. Licensees also market an ibuprofen gel in several major European countries. In addition, Antares Pharma is undertaking development or is conducting research on several product opportunities that it expects will form the basis of its specialized pharma program.

Antares Pharma has corporate headquarters in Exton, Pennsylvania, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, please contact:
Steve Chizzik / Ira Weingarten, Equity Communications: 973.912.0980
Jack E. Stover, President and CEO: 610.458.6200
Lawrence M. Christian, CFO and Vice President, Finance: 610.458.6200

Additional information is available online at www.antarespharma.com and www.mediject.com. Information included on the Company’s websites is not incorporated herein by reference or otherwise.